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Marty Tullio, Managing Partner
McCloud Communications, LLC
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Chris Stern
Washington Media Group
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Referenced–EEG (rEEG®) Shows Significant Improvement in Pharmacotherapy, According to Journal of Psychiatric
Research Article

Journal of Psychiatric Research: rEEG® Significantly Improves Successful Outcomes for Treatment-Resistant Patients Suffering From Depression

ALISO VIEJO, CA - July 7, 2010 – CNS Response (OTCBB:CNSO) today announced that physicians using Referenced-EEG (rEEG®) had “success” rates reaching 65 percent for patients with treatment-resistant depression, according to an article published today in the Journal of Psychiatric Research.

Referenced-EEG showed “significant improvement’’ in informing pharmacotherapy for treatment-resistant patients in a 12-week study, according to the Journal of Psychiatric Research article. The study, conducted at 12 medical sites including Harvard, Stanford and Cornell, shows that rEEG can provide important information for patients who have failed first-line treatment.

The difference, or separation, between rEEG and the control groups was 50 and 101 percent for the study’s two primary endpoints. Commonly, separation between a new treatment and a control group falls below 10 percent in antidepressant studies.

Referenced-EEG, developed by CNS Response, Inc., is a patented system that analyzes an individual patient’s brain waves against an extensive patient outcomes database. By reducing guesswork, rEEG offers the potential to curtail needless treatment delays and adverse drug reactions from ineffective therapies.

The journal article concludes that rEEG “would represent an easy, relatively inexpensive, predictive, objective office procedure that builds upon clinical judgment...’’

To read the full study, go to www.cnsresponse.com

Personalized Medicine
In all other fields of medicine, there are tools deemed critical to finding effective treatment for individual patients. There are, to name only a few, blood tests, x-rays, MRIs, and many other ways of getting physiological information from patients. Experts have long hoped that "personalized medicine" – a way to identify the right medications for the right patients – would offer something for psychiatry.
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Referenced–EEG (rEEG®) Shows Significant Improvement in Pharmacotherapy, According to Journal of Psychiatric Research Article

Recent studies confirm the need: a clinical trial called STAR*D with 4,000 subjects, the largest study ever conducted evaluating pharmacotherapy for depression, was designed to provide guidance in selecting the best "next step" treatment. It reported in 2006 that after failing their third medication, most patients (55 percent) either dropped out or relapsed, and 80 percent of those who exited had not improved at the time of their exit. After the first two medications, the study could offer no predictions beyond "trial and error" as to which medications might work on any given patient. The study published today by the Journal of Psychiatric Research on rEEG showed significant improvements over the Star*D trial.

The Need for rEEG
Depression is a devastating, debilitating condition. One in three people with depression fail to improve with standard antidepressant therapy. On average these sufferers spend 10 years finding the right doctor and medicine and $8,500 more per year on health care than those with ordinary depression. They log more time in hospitals and more time in recovery. Depression costs U.S. employers $83 billion annually and is a major problem in the military for those returning from combat.

Referenced-EEG is a novel assessment tool that helps physicians understand the unique brain function of each patient, as measured by EEG electrophysiology. EEG or electroencephalography is a painless, non-invasive 20-minute procedure, which measures brain activity at specific points. That information is processed and then compared to CNS Response’s reference database, which generates a report doctors can use in evaluating treatment options. In 12 previous studies – and in use by practicing physicians – doctors report better results than trial and error.

To view the Journal of Psychiatric Research article on rEEG visit www.cnsresponse.com

The rEEG® Study
The study was co-authored by Dr. Charles DeBattista, Stanford University School of Medicine, Dr. Gustavo Kinrys, Cambridge Health Alliance, Dr. Daniel Hoffman, CNS Response Inc., Dr. Corey Goldstein, Rush University Medical Center, Dr. John Zajecka, Rush University Medical Center, Dr. James Kocsis, New York Presbyterian Hospital, Dr. Martin Teicher, Harvard Medical School, Dr. Steven Potkin, UCI School of Medicine, Dr. Adrian Preda, UCI School of Medicine, Dr. Gurmeet Multani, Shanti Clinical Trials, Dr. Mark Schiller, Mind Therapy Clinic, Dr. Dan Iosifescu, Massachusetts General Hospital, and Dr. Maurizio Fava, Massachusetts General Hospital.

About CNS Response
Today, most physicians are able to base treatment on objective test data, such as EKGs, MRIs, blood tests, etc. Broadly speaking, such advances have not yet come to those physicians practicing psychiatry.

Referenced-EEG was developed by physicians to provide objective, personalized, statistical data on patient neurophysiology. In clinical trials, physicians using rEEG data have consistently achieved superior clinical results compared to physicians using Trial and Error pharmacotherapy.

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Referenced–EEG (rEEG®) Shows Significant Improvement in Pharmacotherapy, According to Journal of Psychiatric Research Article

To read more about the benefits this patented technology provides physicians, patients and insurers, please visit the CNS Response website, www.cnsresponse.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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